Exhibit 99.2
FOR IMMEDIATE RELEASE
Regeneron Receives $20 Million Milestone Payment for Initiation of Phase 3 Study of VEGF Trap-Eye in Wet AMD
Tarrytown, NY (August 13, 2007) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that it has received a $20 million milestone payment from Bayer HealthCare following dosing of the first patient in the Phase 3 study of the VEGF Trap-Eye in the neovascular form of age-related macular degeneration (wet AMD).
“Age-related macular degeneration continues to be one of the leading causes of blindness in adults today,” said Leonard S. Schleifer, M.D., Ph.D., president and chief executive officer of Regeneron. “Results of early phase studies have shown that VEGF Trap-Eye has the potential to be an important addition to the treatment alternatives available for patients with wet AMD. We are especially pleased to be collaborating with Bayer HealthCare on this program. Bayer is an established leader in specialty pharmaceutical products, and we believe that they add important global expertise as we continue the development of the VEGF Trap-Eye.”
About the Phase 3 Study
The Phase 3 study will be a non-inferiority comparison of the VEGF Trap-Eye and ranibizumab (Lucentis®, a registered trademark of Genentech, Inc.), an anti-angiogenic agent approved for use in wet AMD. The randomized, double-masked Phase 3 study is expected to enroll approximately 1,200 patients in more than 200 centers throughout the United States and Canada. This trial, known as VIEW 1 (VEGF Trap: Investigation of Efficacy and safety in Wet age-related macular degeneration), will be conducted pursuant to a Special Protocol Assessment from the U.S. Food and Drug Administration (FDA) and is the first in the companies’ Phase 3 global development program in wet AMD to be carried out in the U.S., Europe, and other parts of the world.
About the VEGF Trap-Eye
Vascular endothelial growth factor (VEGF) is a naturally occurring protein in the body whose normal role is to trigger formation of new blood vessels (angiogenesis) to support the growth of the body’s tissues and organs. It has also been associated with the abnormal growth and fragility of new blood vessels in the eye, which lead to the development of wet AMD. The VEGF Trap-Eye is a fully human, soluble VEGF receptor fusion protein that binds all forms of VEGF-A along with the related placental growth factor (PlGF). The VEGF Trap-Eye is a specific and highly potent blocker of these growth factors. Blockade of VEGF, which can prevent abnormal blood vessel formation and vascular leak, has proven beneficial in the treatment of wet AMD.
About AMD
Age-related macular degeneration (AMD) is a leading cause of acquired blindness. Patients with this condition can experience a loss of vision due to the development of abnormal, fragile blood vessels in the back of the eye. A particular type of AMD, called wet AMD, accounts for approximately 90 percent of AMD-related blindness. Wet AMD is the leading cause of blindness for people over the age of 65 in the U.S. and Europe.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of cancer, eye diseases, and inflammatory diseases and has preclinical programs in other diseases and disorders. Additional information about Regeneron and recent news releases are available on Regeneron’s worldwide web site at www.regeneron.com
Forward Looking Statement
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-Q for the quarter ended June 30, 2007. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contact Information:
Charles Poole	Laura Lindsay
Investor Relations	Corporate Communications
914.345.7640	914.345.7800
charles.poole@regeneron.com	laura.lindsay@regeneron.com

Lauren Tortorete
Media Relations
212.845.5609
ltortorete@biosector2.com